Exhibit 21

Subsidiaries of the Company as of December 31, 2010

Centerline Holding Company, a Delaware statutory trust
Centerline Capital Group Inc., a Delaware corporation

Subsidiaries of Centerline Holding Company

Centerline Sponsor 2007-1 Securitization LLC, a Delaware limited liability company

Subsidiaries of Centerline Capital Group Inc.

Centerline Capital Company LLC, a Delaware limited liability company

Centerline Financial Holdings LLC, a Delaware limited liability company

Subsidiary of Centerline Capital Company LLC

Centerline Affordable Housing Advisors LLC, a Delaware limited liability company

Subsidiary of Centerline Financial Holdings LLC

Centerline Financial LLC, a Delaware limited liability company